Exhibit 99.2

Rubicon Technologies Combination with Founder SPAC

Investor Conference Call Script

December 16, 2021

Operator

Good morning, and welcome to the Rubicon and Founder SPAC investor conference call.

I want to remind everyone that this call may contain forward-looking statements including, but not limited to, Rubicon and Founder SPAC expectations or predictions on financial and business performance and conditions, expectations, or assumptions in consummating the business combination between the parties, and product development and performance. This also includes, but is not limited to, the timing of development milestones, competitive and industry outlook, and the timing and completion of the business combination. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions and are not a guarantee of performance. I encourage you to read the press release issued today and the Founder SPAC’s filings with the SEC which include a copy of the investor presentation for a discussion of the risks that can affect the business combination, Rubicon’s business, and the business of the combined company after completion of the proposed business combination.

The Founder SPAC and Rubicon are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

I will now turn the call over to Nate Morris, Founder, and CEO of Rubicon. Please go ahead, sir.

Nate Morris – Founder and CEO, Rubicon

It is a pleasure to be here, and thanks to everyone for joining us today. I started this company more than ten years ago in Kentucky, because the waste and recycling industry was broken and relied upon a business model that had remained unchanged for thousands of years. While waste management is a vast, resilient $2.1 trillion category globally, it is highly fragmented and has historically always been focused on landfill utilization instead of recycling. The industry has used very little technology to drive efficiencies, empower businesses, or to create a positive environmental impact.

That compelled me to start what today is Rubicon. Our innovative software company provides a means to tackle the inefficiencies of the waste and recycling market and all the environmental challenges that exist in the category. As a result of an innovative business model, we are creating a new standard for the waste and recycling category. Historically, waste has been an overlooked issue, but Rubicon exemplifies a different kind of company, one that has sought to address the entrenched shortcomings of the industry and bring the issue of waste into the public consciousness. Rubicon is the digital challenger to the status quo waste and recycling companies, as our proprietary, cloud-based suite of software solutions brings transparency to the waste and recycling industry. Rubicon is a team of environmental innovators reimagining the customer experience, enabling our customers to make data-driven decisions that lead to more efficient and effective operations, improved economics, and as importantly, environmentally sustainable outcomes.

We are proud of our track record of innovation and, being from Kentucky, believe that business innovation is not limited to the East or West Coasts. We are also a prime example of the power that transformational businesses possess, to drive positive outcomes in our world.

Rubicon’s products and solutions serve a wide range of customers, including waste generators, cities, haulers, and recyclers; with constituent groups ranging from small businesses and Fortune 500 companies, to small municipalities and large city agencies, who all seek to optimize their waste and recycling programs. The implementation of Rubicon’s products allows customers to find significant economic value in their physical waste streams by minimizing wasted time, money, and energy while helping to successfully execute their sustainability goals.

Today’s announcement is a milestone in our company’s long, successful track record. While waste and recycling is a highly resilient category, it is ripe for improvements in efficiency and sustainability. The successful execution of our growth strategy will help propel the industry forward into the current age of digitization, while facilitating the broader sustainability goals of customers and communities around the world.

Rubicon expects to gain increasing market share because we have a business model that has been purposefully designed for the future of recycling. We are finding ways to commoditize the material from waste streams across the country and around the world, and we are finding value in those streams, instead of simply burying our problems. We are bringing an ESG value proposition to a category with one of the largest environmental impacts.

From Rubicon’s inception, we have aimed to revolutionize one of history’s toughest industries, and solve the world’s waste problem in service of a better future for the planet and its people. And we are proud to be a Certified B Corporation since 2012. To become a Certified B Corporation, companies must meet rigorous standards for social and environmental performance, accountability and transparency. Achievement of B Corp status for a company is like attaining ‘Certified Organic’ or ‘Fair Trade’ certification for food. And we were one of the first companies to be a Certified B Corp, which puts us into a special class alongside hallmark companies like Patagonia and Ben and Jerry’s.

Rubicon sets and meets rigorous standards for environmental performance and social impact. The Rubicon team is committed to giving back to the communities we live in and work in every day. This is who we are as a company. Rubicon authentically embraces our belief in the power of innovative technology solutions to drive business growth, and solve complex environmental challenges, and we believe the market will continue to reward the vision of this company.

On that note, I will pass it over to Osman Ahmed, CEO of Founder SPAC.

Osman Ahmed – CEO and Director, Founder SPAC

Thank you, Nate, and thank you to everyone for joining the call today.

We are very excited to announce this transaction today between Founder SPAC, a special purpose acquisition company, and Rubicon. We started Founder SPAC to partner with a transformative and iconic company that we believe would drive long-term shareholder value in the public markets. I am pleased to say that we have found that partner in Rubicon. We believe this transaction will help Rubicon further expand its market share, invest in its software-based waste and recycling solutions, and execute on its pipeline of inorganic opportunities. Nate is a visionary CEO who has brought the democratizing power of technology to a legacy industry, and driven innovation in one of the toughest categories in the business world. Rubicon’s technology has leveled the playing field for both the company’s hauling and recycling partners, and the customers they serve. The company has improved efficiencies in how customers run their businesses, while simultaneously providing better environmental outcomes. Nate is a remarkable leader who has built an experienced team of senior executives, board members, and equity investors, who will continue to support the company, strategically and financially, by rolling their equity into the deal.

When we at Founder SPAC think about Rubicon, we identify five key attributes, which together, compelled us to partner with Nate and the team:

●	First, the size of the global waste and recycling market is immense at an estimated $2.1 trillion. And while the category has not changed for much for the last half-century, today it continues to grow faster than the economy as a whole and its growth has outperformed the Nasdaq 100 during the last two decades. In short, this market presents the perfect opportunity for digital transformation.

●	Second, while market penetration is incredibly difficult in the waste and recycling industry, Rubicon has already achieved notable success, becoming the largest digital waste and recycling marketplace in the world by size. The team has built its world-class reputation and grown its business for over 10 years, building a significant, loyal base of customers who rely on Rubicon’s offerings, trust its execution, and collaborate closely in continuously driving to the next level of sustainability. This customer loyalty is exemplified by Rubicon’s triple-digit net revenue retention rate and consistent growth.

●	Third, Rubicon is a scalable technology company that already boasts a well-established platform with 7 product offerings reaching approximately 8,000 customers. And based on the contractual nature of the business, investors are provided with a high degree of visibility into growth and profitability, with projected revenues of $577 million in 2021, increasing to approximately $736 million in 2022 and $1.15 billion in 2023. This is an essential and differentiating aspect of Rubicon’s business. The company has already de-risked its base business model and has visible, strong growth ahead.

●	Fourth, Rubicon’s growth is expected to be supported by a highly visible acquisition pipeline, as well as a sustainable organic growth engine with strong unit economics. From an inorganic standpoint, the company has a track record of successfully realizing revenue and cost synergies from its acquisitions. As highlighted in slide 34 of our presentation, we anticipate a 40% CAGR over the forecast period from 2021 to 2024.

●	Finally, but critical to the Rubicon story, while the company focuses first on the needs of its constituents, its products also address the needs of our global ecosystems and environment, utilizing technology to revolutionize the way we think about waste. Rubicon is enabling the industry to evolve and implement significant improvements in ESG for its clients.

We at Founder SPAC are very excited to partner with Rubicon in a transaction that enables accelerated growth, transitions them to the public markets, and helps to unlock the company’s full potential.

With that, I will pass it over to Phil Rodoni, Chief Technology Officer at Rubicon, to discuss Rubicon’s product platform.

Phil Rodoni – Chief Technology Officer, Rubicon

Thank you, Osman.

Rubicon’s software platform serves a range of customers, from small businesses to Fortune 500 companies, to dedicated hauling partners and America’s most beloved cities. Our company’s reach extends to more than 8,000 customers, spanning 8 million unique service locations across the United States and in 20 countries around the world.

Rubicon’s operations connect three constituent groups: waste generators, cities, and haulers and recyclers, through our proprietary digital service marketplace, which is supported by software designed and built to assist each of these groups to create value. Rubicon does not own a single waste vehicle or landfill. Instead, using proprietary technology in Machine Learning, Artificial Intelligence, computer vision, and the Industrial Internet of Things, for which Rubicon has secured more than 50 U.S. and international patents, our unified digital platform provides supply chain visibility, allows fleets to improve efficiency, reduces maintenance, and saves money. We have an array of product offerings available to our customers, including RubiconConnect, SmartCity, Premier, and RegWatch, to name a few.

Three income streams support Rubicon’s revenue model. The first is from Waste Services, supported via our RUBICONConnect product. This volume-based business is transacted over our digital platform, all done under long-term contracts. We make a margin based on the difference between the amount we sell those services to our waste generator customers for, and what we can procure those services for from within our vendor network. Simply put, as we optimize services for our customer base, or drive increased volume within local markets, our margins improve.

The second income stream is our commodities segment, supported by our RUBICONConnect business. This segment is also conducted under long-term contracts. Our commodities business involves trading materials on behalf of our customers, that may otherwise have ended up in a landfill. As part of this process, we sign supply contracts with mills and recyclers who process this material, which means Rubicon does not assume the commodity price risk. We achieve higher margins on diverted materials and in this manner, we are incentivized to drive positive environmental results for our customers.

Lastly, our Subscription Software services, including RUBICONPremier, RUBICONSmartCity, and RUBICONConnect, generate subscription revenue through access to the Rubicon platform. Whether you are a waste generator, a hauler, or a city, we charge platform constituents a monthly software subscription fee for access to the platform. If you are a waste generator, the fee is typically based on the number of sites or services Rubicon manages. If you are a hauler or a city, the fee is based on the size of your fleet and how many of our different service modules you have access to.

Our suite of cutting-edge software demonstrates that research and development initiatives are the cornerstone of Rubicon’s success, and the continued growth of R&D programs like Rubicon X-Labs will enable us to win the waste and recycling category.

With that, I will turn the call over to Jevan Anderson, Rubicon’s Chief Financial Officer, to expand on our financial profile.

Jevan Anderson – Chief Financial Officer, Rubicon

Thank you, Phil.

Good morning. Today, I will spend a few moments discussing some important financial highlights of our business. However, I still encourage everyone to review the full set of investor materials available in our website’s Investors section.

Rubicon has a well-established technology platform, a solid base of Blue-Chip customers and strong visibility into forward revenues, given our high percentage of longer-term contracts. Built on this strong foundation of stable customers with long-term agreements, we are able to forecast revenue of approximately $577 million in 2021, approximately $736 million in 2022, and approximately $1.15 billion in 2023. As a result, we estimate net revenue of approximately $45 million in 2021, and we anticipate it to grow to approximately $77 million in 2022 and approximately $181 million in 2023.

In support of this growth, we have proven organic and inorganic customer acquisition playbooks and we will be using the proceeds from this transaction to invest heavily in our growth initiatives.

On the organic growth side, we continue to secure expanded products and service contracts within our existing customer base. This is achieved by identifying new opportunities to monetize commodities in the waste stream and by selling adjacent services. In addition, our client relationships, underpinned by the long-term nature of our customer contracts, are sticky. Our current data suggests a 15 to 20-year customer lifetime, with net revenue retention rates in excess of 100%.

In short, based on our ‘land and expand’ strategy, coupled with continued margin optimization, approximately 30% of Rubicon’s forecast net revenue growth over the next two years is expected to be driven by the customer base we already have under contract.

Concerning inorganic growth, having completed 5 acquisitions to-date, Rubicon has a successful and established track record of acquiring and integrating targets with meaningful scale. Rubicon continues to pursue an estimated multi-billion pipeline of potential incremental revenue in core and adjacent markets.

To put a finer point on the value provided from these activities, across the acquisitions Rubicon has completed, we have seen revenues for those targets increase by over 25% while reducing SG&A expenses by approximately 50% percent, as we digitize and automate their business processes, providing unique value creation by bringing these customers onto the Rubicon platform. Consistent with our revenue growth during the past 5 years, a significant portion of our growth over the next two years is expected to be attributable to our inorganic customer acquisition strategy.

To summarize, we have a proven organic growth engine with strong unit economics and steady growth. In addition, we have identified material future potential acquisition targets, which possess customer contract revenues that Rubicon can migrate onto our data platform.

We are very proud and excited about this transaction. This business combination values Rubicon at an implied $1.7 billion pro forma enterprise value, prior to any potential redemptions by Founder SPAC shareholders. The boards of directors of Founder SPAC and Rubicon have unanimously approved the proposed transaction, which is expected to be completed in the second quarter of 2022, subject to customary closing conditions. At close, and assuming no redemptions, the transaction is expected to result in gross proceeds of up to $432 million to Rubicon prior to payment of transaction expenses, including a $111 million fully committed PIPE, anchored by Palantir Technologies, the New Zealand Super Fund, and Rodina Capital. This transaction will allow Rubicon to capitalize on significant organic and inorganic customer acquisitions, as well as continued investment in software development and product expansion.

With that, I will turn it back over to Nate.

Nate Morris – CEO, Rubicon

Thank you, Jevan.

While you have heard this already today, I think it bears repeating…

Rubicon is the world’s largest digital waste and recycling platform, a high-growth marketplace through which investors gain exposure to the resiliency and predictability of the category, but with a highly scalable model, and without the capital-intensive demands typically required within the waste and recycling industry. Our cloud-based, software-driven proposition is poised to harness and transform the massive underlying and expanding market.

Rubicon is already a well-established business today, with $577 million of annual revenue expected in 2021, generated from our portfolio of over 8,000 client relationships, including many of the largest and most recognizable brands in the world. We are proud of what we’ve achieved, and we believe our combination with Founder SPAC amplifies the already-strong growth potential of our business.

As I said at the outset, Rubicon is excited to announce this transaction and to be working with an incredible partner in Founder SPAC to bring Rubicon to the next stage of growth. Thank you for your interest in Rubicon, and I look forward to updating you over the coming weeks and months. Have a great day.

Operator

That concludes today’s conference call. Thank you for joining. You may now disconnect.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this communication, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management for future operations of Rubicon, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Founder SPAC and its management, and Rubicon and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to: 1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement with respect to the business combination; 2) the outcome of any legal proceedings that may be instituted against Rubicon, Founder SPAC, the combined company or others following the announcement of the business combination and any definitive agreements with respect thereto; 3) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Founder SPAC or Rubicon, or to satisfy other conditions to closing the business combination; 4) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; 5) the ability to meet NYSE’s listing standards following the consummation of the business combination; 6) the risk that the business combination disrupts current plans and operations of Rubicon as a result of the announcement and consummation of the business combination; 7) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; 8) costs related to the business combination; 9) changes in applicable laws or regulations; 10) the possibility that Rubicon or the combined company may be adversely affected by other economic, business and/or competitive factors; 11) Rubicon’s estimates of its financial performance; 12) the risk that the business combination may not be completed in a timely manner or at all, which may adversely affect the price of Founder SPAC’s securities; 13) the risk that the transaction may not be completed by Founder SPAC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Founder SPAC; 14) the impact of the novel coronavirus disease pandemic, including any mutations or variants thereof, and its effect on business and financial conditions; 15) inability to complete the PIPE investment in connection with the business combination; and 16) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Founder SPAC’s Form S-1 (File Nos. 333-252449 and 333-253016), Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 and registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Founder SPAC, referred to as a proxy statement/prospectus and other documents filed by Founder SPAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Founder SPAC nor Rubicon gives any assurance that either Founder SPAC or Rubicon or the combined company will achieve its expected results. Neither Founder SPAC nor Rubicon undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Use of Projections

This communication may contain financial forecasts of Rubicon. Neither Rubicon’s independent auditors, nor the independent registered public accounting firm of Founder SPAC, audited, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this communication, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this communication. These projections should not be relied upon as being necessarily indicative of future results. The projected financial information contained in this communication constitutes forward-looking information. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” above. Actual results may differ materially from the results contemplated by the projected financial information contained in this communication, and the inclusion of such information in this communication should not be regarded as a representation by any person that the results reflected in such projections will be achieved.

Additional Information and Where to Find It

This communication relates to a proposed transaction between Founder SPAC and Rubicon. Founder SPAC intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Founder SPAC, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Founder SPAC stockholders. Founder SPAC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Founder SPAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Founder SPAC through the website maintained by the SEC at www.sec.gov.

The documents filed by Founder SPAC with the SEC also may be obtained free of charge at Founder SPAC’s website at https://www.thefounderspac.com or upon written request to 800 Capital Street, Suite 2400, Houston, TX 77002.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS COMMUNICATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS COMMUNICATION. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Participants in the Solicitation

Founder SPAC and Rubicon and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Founder SPAC’s stockholders in connection with the proposed transactions. Founder SPAC’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and executive officers of Founder SPAC listed in Founder SPAC’s registration statement on Form S-4, which is expected to be filed by Founder SPAC with the SEC in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Founder SPAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus on Form S-4 for the proposed business combination, which is expected to be filed by Founder SPAC with the SEC in connection with the business combination.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.